Exhibit 99.1

Contact:

Michael Lewis – Manager of Communications

Dover International Speedway

mlewis@doverspeedway.com

PRESS RELEASE:

Dover International Speedway’s May 1-3 NASCAR tripleheader weekend postponed

DOVER, Del. (March 16, 2020) – NASCAR announced Monday that Dover International Speedway’s May 1-3 NASCAR tripleheader weekend has been postponed to a future date due to the coronavirus (COVID-19) outbreak.

“The health and safety of our fans, industry and the communities in which we race is our most important priority, so in accordance with recent CDC guidance, NASCAR is currently postponing all race events through May 3, with plans to return racing in Martinsville,” NASCAR said in a statement.

“We appreciate the patience of our fans and we look forward to returning to the racetrack. We intend to hold all 36 races this season, with future rescheduling soon to be determined as we continue to monitor this situation closely with public health officials and medical experts. What is important now transcends the world of sports and our focus is on everyone’s safety and well-being as we navigate this challenging time together.”

Speedway officials are in ongoing talks with NASCAR on the potential makeup dates for the three weekend races, including the NASCAR Cup Series race on Sunday, May 3, the NASCAR Xfinity Series Dash 4 Cash race on Saturday, May 2 and the NASCAR Gander RV & Outdoors Truck Series race on Friday, May 1.

“We fully support the decision NASCAR has made for our track and the industry,” said Mike Tatoian, president and CEO of Dover International Speedway. “We share in the disappointment for our fans that were planning their trip to the Monster Mile in May, but this decision is in the best interest of everyone. We are experiencing an unprecedented time together and the health and safety of our fans has always been our priority.”

Fans are encouraged to visit DoverSpeedway.com for updates on ticket policies regarding the postponed weekend.

Dover’s Aug. 21-23 NASCAR tripleheader weekend, including the “Drydene 400” NASCAR Cup Series race on Sunday, Aug. 23, the NASCAR Xfinity Series race on Saturday, Aug. 22, and the “General Tire 125” ARCA Menards Series East race on Friday, Aug. 21, remains on as scheduled.

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About Dover Motorsports, Inc.

Dover Motorsports, Inc. (NYSE: DVD) is a leading promoter of NASCAR sanctioned motorsports events whose subsidiaries own and operate Dover International Speedway in Dover, Del. and Nashville Superspeedway near Nashville, Tenn. The company also plays host to the Firefly Music Festival, produced by AEG Presents. For more information, visit www.DoverMotorsports.com.